EXHIBIT 10.34

Execution Copy

PARTICIPATION INTEREST SALE AND CONTRIBUTION AGREEMENT
by and between

REVERSE MORTGAGE SOLUTIONS, INC.,
as Seller

and

RMS 2018-09, LLC,
as Purchaser

dated as of

October 1, 2018
Buyout Home Equity Conversion Mortgage Loans and REO Properties

TABLE OF CONTENTS

Section 3.05 Representations, Warranties and Covenants Respecting Purchaser..20

i

Table of Contents
(continued)
Page

SCHEDULES

SCHEDULE I	CUT-OFF DATE STATED PRINCIPAL AND ADVANCE BALANCE

SCHEDULE II	FUNDING SCHEDULE

SCHEDULE 3.02(f)	NO DAMAGE

SCHEDULE 4.01	NOTICES

EXHIBITS

EXHIBIT A-1             MORTGAGE LOAN SCHEDULE
EXHIBIT A-2             REO PROPERTY SCHEDULE
EXHIBIT B            COLLATERAL DOCUMENTS

EXHIBIT C-1	REQUIRED FIELDS FOR MORTGAGE LOAN SCHEDULE FOR HECM LOANS (OTHER THAN REO PROPERTIES)

EXHIBIT C-2	REQUIRED FIELDS FOR MORTGAGE LOAN SCHEDULE FOR REO PROPERTIES
EXHIBIT D             FORM OF PARTICIPATION CERTIFICATE

ii

PARTICIPATION INTEREST SALE AND CONTRIBUTION AGREEMENT
This Participation Interest Sale and Contribution Agreement (“Agreement”) is made and entered into as of October 1, 2018 (“Effective Date”) by and between RMS 2018-09, LLC, a Delaware limited liability company (“Purchaser”), and Reverse Mortgage Solutions, Inc., a Delaware corporation (“Seller”).
RECITALS
WHEREAS, Purchaser has agreed to purchase and accept from Seller, and Seller has agreed to sell and contribute to Purchaser, a Participation (as defined in this Agreement) representing an undivided 100% interest in the Mortgage Assets and related Advances as of the Closing Date, subject to the terms and conditions set forth in this Agreement, such Participation being evidenced by the Participation Certificate (as defined in this Agreement); and
WHEREAS, National Founders LP, a Delaware limited partnership (“Note Purchaser”) and Purchaser entered into that certain Note Purchase Agreement, dated as of the Effective Date, pursuant to which Note Purchaser will lend to Purchaser an amount equal to the Note Principal Balance to allow Purchaser to acquire such participation as contemplated by this Agreement, such loan being secured by, among other things, all of the Purchaser’s right, title and interests in the Participation Certificate;
NOW THEREFORE, in consideration of the mutual promises herein set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS
Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein.
“Acceptable Servicing Practices”: With respect to any Mortgage Asset, those mortgage servicing practices of prudent mortgage lending institutions servicing similar mortgage loans in the jurisdictions where the related Mortgaged Properties are located that are in compliance in all material respects with Applicable Requirements.
“Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses advanced by Seller as servicer in respect of the Mortgage Assets in accordance with Applicable Requirements or otherwise as consistent with prudent mortgage servicing practices, including but not limited to, payments of property taxes, homeowners association dues and other items that create a lien on a Mortgaged Property, payment of insurance, payments for field visits, property inspections, legal fees, appraisals, broker price opinions, curative title fees and costs, bankruptcy expenses, and for the securing and maintenance of the Mortgaged Property in the event of a foreclosure and subsequent sale, but excluding all payments to a Mortgagor under the terms of the related Collateral Documents, all to the extent that such amounts have not been recovered by Seller from the applicable Agency.
“Agency”: FHA and HUD, as applicable.
“Applicable Requirements”: As of the time of reference and as applicable, (i) the terms of the Collateral Documents, with respect to each Mortgage Asset, (ii) all federal, state or local laws, rules, regulations, ordinances or statutes of any governmental entity, in each case, applicable to sale, purchase, ownership, foreclosure, servicing, insuring or guaranteeing of any HECM Loan or Related Mortgage Loan at the relevant time, (iii) all Orders applicable to any Mortgage Asset, and (iv) all legal and contractual obligations to or with any Agency applicable to the servicing of any Mortgage Asset, including applicable Guides.
“Business Day”: Any day other than (i) a Saturday or Sunday, (ii) a day that is a statutory holiday under the laws of the United States or the State of New York or (iii) a day on which banking and savings and loan institutions in New York or any of the states where the parties are located, are authorized or obligated by law or executive order to be closed.
“Closing Date”: the Effective Date.
“Closing Date Stated Advance Balance”: With respect to each Mortgage Asset, the actual amount of unreimbursed Advances related thereto as of September 30, 2018 as set forth on the Closing Date Statement.

“Closing Date Stated Principal Balance”: With respect to each Mortgage Asset, the actual unpaid principal balance thereof as of September 30, 2018 as set forth on the Closing Date Statement.
“Closing Date Statement”: As defined in Section 2.01(b) hereunder.
“Collateral Documents”: The collateral documents pertaining to each Mortgage Asset as set forth in Exhibit B hereto.
“Collateral File”: With respect to each Mortgage Asset, a file containing the Collateral Documents.
“Confidential Information”: As defined in Section 4.12(b) hereunder.
“Contribution”: A contribution by Seller to Purchaser of the value of the Participation in excess of the Final Closing Payment.
“Credit File”: If and to the extent available on Seller’s Navigator servicing system as to each Mortgage Asset, the electronic file containing the documents relating to the origination and servicing of the HECM Loan or Related Mortgage Loan, as applicable.
“Custodian”: Deutsche Bank National Trust Company.
“Cut-off Date”: August 31, 2018.
“Cut-off Date Stated Advance Balance”: With respect to each Mortgage Asset, the actual amount of unreimbursed Advances related thereto as of the Cut-off Date, as set forth on Schedule I.
“Cut-off Date Stated Principal Balance”: With respect to each Mortgage Asset, the actual unpaid principal balance thereof as of the Cut-off Date, as set forth on Schedule I.
“Defect Cure Period”: As defined in Section 2.04(b) hereunder.
“Document Defect”: Each materially defective or missing Collateral Document required to be included in the applicable Collateral File identified on the Document Exception Report.
“Document Exception Report”: The document exception report titled “9.25.18_loan_sale_OH_Exception_Report.SLS” and delivered electronically by Seller to Note Purchaser or its designee on or about September 25, 2018.
“Effective Date”: As defined in the preamble.
“Estimated Closing Payment”: An amount equal to 90% of the sum of (a) the Cut-Off Date Stated Principal Balance plus (b) the Cut-Off Date Stated Advance Balance.

“Executive Order”: As defined in Section 3.02(u) hereunder.
“FHA”: The Federal Housing Administration or any successor thereto.
“FHA Insurance”: An insurance policy issued by the FHA with respect to a loan under the applicable section of the National Housing Act.
“FHA Regulations”: With respect to each Mortgage Asset, the regulations, rules and guidelines promulgated under the National Housing Act of 1934, as amended, which is Title 12 of U.S.C., Section 1701 et seq., and any related HUD or FHA issuances relating to such Mortgage Assets, including related handbooks, circulars, notices and mortgagee letters, each of which as may be amended from time to time.
“Final Closing Payment”: An amount equal to 90% of the sum of (a) the Closing Date Stated Principal Balance plus (b) the Closing Date Stated Advance Balance.
“Funding Schedule” means the funding schedule set forth on Schedule II hereto.
“Guides” means any and all applicable rules, regulations, requirements and guidelines of any Agency or Insurer, as the same may be amended from time to time, including but not limited to any HUD HECM Guidelines, the HUD Handbook and HUD HECM Mortgagee Letters.
“HECM Loan”: Any home equity conversion mortgage loan under FHA’s HECM Program identified on the Mortgage Loan Schedule, which includes the related Collateral File, Credit File, and all other rights, benefits, proceeds and obligations arising from or in connection with such loan (other than the related Servicing Rights, which are being retained by Seller).
“HECM Program”: The HUD Home Equity Conversion Mortgage Program.
“HUD”: The United States Department of Housing and Urban Development or any successor thereto.
“HUD Handbook”: The HUD Home Equity Conversion Mortgage Handbook 4235.1 REV-1 and any subsequent revisions thereto.
“HUD HECM Guidelines”: Regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD guidance relating to the HECM Loans, in each case, as may be amended from time to time, and including, without limitation, the HUD HECM Mortgagee Letters.
“HUD HECM Mortgagee Letters”: The letters published by HUD from time to time that, among other things, provide for the implementation and interpretation of, and describe policy matters relating to, the HECM Program and the HUD Handbook.
“Loan Proceeds”: As defined in Section 2.02 hereunder.

“Loss”: Any and all actual, out-of-pocket losses, damages, deficiencies, claims, fines, forfeitures, costs, penalties or expenses, including reasonable out-of-pocket attorneys’ fees and disbursements and excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, (iii) punitive or treble damages, (iv) ordinary deductions from the calculation of insurance or guaranty benefits by an Agency, including payment of interest by FHA at the debenture rate rather than the Mortgage Interest Rate and deductions for a portion of expenses and interest, and (v) appraisal based claim losses and related property preservation expenses.
“Material Adverse Change” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect upon the business, assets, liabilities or financial condition of Seller; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Change”:  any event, circumstance, change or effect to the extent attributable to:  (A) changes in the economy or financial or banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset backed securities is tied or linked; (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) changes in accounting principles or practices or Applicable Requirements (as defined in the Servicing Agreement); (D) general regulatory changes; (E) a flood, hurricane, earthquake or other natural disaster or act of God; (F) the negotiation, announcement, pendency or completion of the transactions contemplated by this Agreement or the Note Purchase Agreement, or public or industry knowledge thereof, including losses or threatened losses of employees, customers, lenders or others having business relationships with Seller and any of its Affiliates (as defined in the Servicing Agreement); (G) taking or not taking any action as required by the Servicing Agreement or with respect to which Seller sought consent of the Note Purchaser-appointed Client Representative (as defined in the Servicing Agreement), or taking or not taking any action at the request of, or with the consent of Note Purchaser-appointed Client Representative; or (H) the failure, in and of itself, of Seller or any of its Affiliates to meet any published, internally prepared or other estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided that, with respect to a matter described in any of the foregoing clauses (A), (C) or (D), such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on Seller relative to other mortgage servicers in the industry.
“Mortgage”: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or a lien upon a leasehold estate of the related Mortgagor, as the case may be.
“Mortgage Assets” collectively, the HECM Loans and REO Assets.
“Mortgage Interest Rate”: The annual rate at which interest accrues on any HECM Loan or Related Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note, if applicable.
“Mortgage Loan Schedule”: The schedule of HECM Loans attached hereto as Exhibit A-1 and the schedule of REO Assets attached hereto as Exhibit A-2, which shall include the data fields set forth on Exhibit C-1 with respect to each HECM Loan or Exhibit C-2 with respect to each REO Asset.
“Mortgage Note”: With respect to a HECM Loan or Related Mortgage Loan, the note or other evidence of the indebtedness of a Mortgagor under a HECM Loan or Related Mortgage Loan, together with all riders thereto and amendments thereof, as the same may have been modified in accordance with any modification.
“Mortgaged Property”: The real property securing repayment of the debt evidenced by a Mortgage Note, including all buildings and fixtures thereon and all accessions thereto (including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings).
“Mortgagor”: The obligor on a Mortgage Note.
“National Housing Act”: The National Housing Act, 12 U.S.C. § 1716 et seq.
“Note Principal Balance”: As defined in the Note Purchase Agreement.
“Note Purchase Agreement”: That certain Note Purchase Agreement, dated as of the Effective Date, by and between Note Purchaser and Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Note Purchaser”: As defined in the preamble.
“Note Purchaser’s Designated Owner” As defined in Section 2.05 hereunder.
“OFAC Regulations”: As defined in Section 3.02(u) hereunder.
“Order”: Any preliminary or permanent order, injunction, judgment, decision, verdict, mandate, directive, decree, ruling, writ, assessment or other similar determination or finding by, before, or under the supervision of any governmental entity or arbitrator, in each case so long as the same remains in effect.
“Participation” shall mean the interest of Purchaser created pursuant to this Agreement and evidenced by the Participation Certificate in Mortgage Assets listed on

Exhibits A-1 and A-2 attached hereto, and related Advances, as such Exhibits may be amended from time to time.
“Participation Certificate”: As defined in Section 2.01(c) hereunder.
“Participation Interest”: As defined in Section 2.01(a) hereunder.
“Person”: Any individual, partnership, corporation, limited liability company, business entity, banking entity, joint stock company, trust, unincorporated organization, joint venture or other entity or a government or any political subdivision thereof.
“Principal Advances”:  With respect to any HECM Loan and Related Mortgage Loan and any date of determination, the sum of (i) all scheduled payments made to the related Mortgagor under the terms of the HECM Loan or Related Mortgage Loan documents and (ii) all unscheduled payments made to the related Mortgagor under the terms of the related HECM Loan or Related Mortgage Loan documents, reduced by all amounts subsequently received or collected in respect of principal on the related HECM Loan or Related Mortgage Loan.
“Purchaser”: As defined in the preamble.
“Redemption Value”: An amount equal to 10% of the aggregate Closing Date Stated Principal Balance and Closing Date Stated Advance Balance of the Mortgage Assets.
“Related Mortgage Loan”: With respect to each REO Asset, the related foreclosed reverse mortgage loan.
“REO Asset”: Any REO Property identified on the Mortgage Loan Schedule, which includes the related Collateral File, Credit File, and all other rights, benefits, proceeds and obligations arising from or in connection therewith.
“REO Property”: A Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure, or other realization procedure.
“Repurchase Price”: With respect to the Participation Interest related to any Mortgage Asset, a price equal to the sum of the Closing Date Stated Principal Balance and the Closing Date Stated Advance Balance related to the applicable Mortgage Asset, minus the amount of Loan Proceeds received by Servicer following the Closing Date with respect to such Mortgage Asset.
“Seller”: As defined in the preamble.
“Seller’s Actual Knowledge”: With respect to any representation or warranty, the actual knowledge of an officer of Seller with the title of Vice President or Director, as applicable, or above in the area of its organization relevant to such representation or warranty and who has responsibility for the matter addressed by such representation or warranty, it being understood that any representation or warranty made to “Seller’s Actual

Knowledge” is made solely to the extent that such person has actual knowledge of the matter being represented and does not imply or suggest that the representation is otherwise in fact correct.
“Servicer”: Reverse Mortgage Solutions, Inc., in its capacity as servicer of each Mortgage Asset .
“Servicing Agreement”: The Reverse Mortgage Servicing Agreement, dated as of the Effective Date, by and between the Seller, as servicer, Purchaser, as client, and Note Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Servicing File”: With respect to each Mortgage Asset, the file retained by the Servicer consisting of copies or originals of documents in the Collateral File related to such Mortgage Asset and any documents and servicing records gathered and retained in connection with the servicing of such Mortgage Asset.
“Servicing Rights”: With respect to each Mortgage Asset, any and all of the following: (a) any and all rights to service the Mortgage Assets; (b) any payments to or monies received for servicing the Mortgage Assets; (c) any late fees, penalties or similar payments with respect to the Mortgage Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Servicer thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Assets and any amounts actually collected by the Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Assets or pertaining to the past, present or prospective servicing of the Mortgage Assets.
ARTICLE II

CLOSING; TERMS AND CONDITIONS
Section 2.01    Agreement of Sale; Payment of Purchase Price and Reconciliation.
(a)    Upon payment by Purchaser of the Estimated Closing Payment as of the Closing Date in accordance with the Funding Schedule, Seller hereby sells, assigns, transfers, delivers, and contributes, without recourse, except as set forth in this Agreement, on a servicing retained basis (subject to the terms of the Servicing Agreement), an undivided 100% Participation in Seller’s ownership rights in and to the Mortgages, Mortgage Notes and Collateral Documents relating to the Mortgage Assets and the proceeds (including but not limited to any REO Properties acquired in connection with the foreclosure of the HECM Loans) and all outstanding Advances as set forth on the Closing Date Statement delivered pursuant to Section 2.01(b) (the “Participation Interest”). The Participation is sold on a nonrecourse basis except as set forth in this Agreement. Subject to Section 2.05, Seller shall retain legal title to each Mortgage Asset, as agent for Purchaser, as the holder of the Participation evidencing the beneficial ownership in such Mortgage Asset, provided that Seller shall remain the mortgagee of record under each applicable FHA Insurance contract. The Parties acknowledge and agree that the Final Closing Payment and the Contribution collectively represent fair market value of the Participation as of the Closing Date.
(b)    No later than ten (10) Business Days following the Closing Date, Seller shall deliver to Purchaser a statement (the “Closing Date Statement”) setting forth the Closing Date Stated Principal Balance and the Closing Date Stated Advance Balance for the Mortgage Assets and the Final Closing Payment. In the event that the Final Closing Payment is greater than the Estimated Closing Payment, Purchaser shall pay the applicable shortfall amount to Seller. In the event that the Final Closing Payment is less than the Estimated Closing Payment, Seller shall refund the applicable overage to Purchaser.
(c)    On the Closing Date, Seller shall deliver to Purchaser a participation certificate in the form of Exhibit D attached hereto (the “Participation Certificate”) representing the ownership of the Participation.
Section 2.02    Servicing; Entitlement to Payments on the HECM Loans.
Seller shall service each Mortgage Asset in accordance with the Servicing Agreement. Seller, in its capacity as Servicer, shall collect all payments of principal and accrued interest, all insurance proceeds and all other monies collected or received after the Closing Date with respect to the Mortgage Assets (“Loan Proceeds”) and shall remit the Loan Proceeds to Purchaser in accordance with the terms of Section 3.9 of the Servicing Agreement.

Section 2.03    Payment of Costs and Expenses.
Purchaser and Seller shall each bear their own costs and expenses in connection with the purchase and sale of the Participation including, without limitation, the legal fees and expenses of their respective attorneys and any due diligence expenses.
Section 2.04    Document Delivery.
(a)    The parties acknowledge and agree that the Custodian will act as custodian of the Collateral Files pertaining to each HECM Loan. Custodian and the parties entered into a custodial agreement pursuant to which Custodian agreed to hold the Collateral Files for the benefit of Seller, as owner of legal title to the Mortgage Assets and as agent for Purchaser, as the holder of the Participation evidencing the beneficial ownership in such Mortgage Assets, and for the Note Purchaser, as collateral assignee. With respect to any Collateral File that is being held by a bailee (in connection with a foreclosure proceeding or otherwise), Seller covenants that the Collateral File is, on the Closing Date, either in Seller’s possession or in the possession of the related bailee and any breach of such covenant with respect to a document shall mean a Document Defect (as defined below) exists with respect thereto.
(b)    For a period of ninety (90) days following the Closing Date, Seller shall use its commercially reasonable efforts to cure any Document Defects in all material respects; provided, however that if Seller is diligently pursuing cure efforts with respect to any such breach upon expiration of such ninety (90) day period, but Seller is unable to cure such breach solely due to a delay caused by any recorder’s office with respect to trailing loan documents, such cure period shall be extended for an additional thirty (30) days to allow Seller to continue to cure such breach in all material respects (the “Defect Cure Period”). If any such Document Defect cannot be cured by the expiration of the applicable Defect Cure Period and such Document Defect results in (a) a material delay with respect to realization of the related Mortgaged Property or REO Property or (b) the inability of Seller, as Servicer, to foreclose upon the related Mortgaged Property, Seller shall repurchase the related Participation Interest at the Repurchase Price.
Section 2.05    Transfer of Legal Title Following Servicer Termination.
Upon the termination of Servicer for cause following a Servicer Termination Event (as defined in the Servicing Agreement) under Sections 7.1(a)(iii), (iv), (v) or (vi) (solely with respect to an Event of Default pursuant to Sections 5.1(a) or 5.1(b) of the Note Purchase Agreement) of the Servicing Agreement or following a Material Adverse Change, Purchaser shall, if directed in writing by the Note Purchaser, take such actions as are necessary to cause Seller to transfer legal title to each Mortgage Asset to Note Purchaser’s designee, who shall be a mortgagee approved by FHA to own and service HECM Loans under the Guides (the “Note Purchaser’s Designated Owner”), who shall hold legal title to each Mortgage Asset, as agent for Purchaser, as the holder of the Participation evidencing the beneficial ownership in such Mortgage Asset. Purchaser shall cause the Note Purchaser’s Designated Owner to become the mortgagee of record under each applicable FHA Insurance contract. Any such transfer of legal title to the Mortgage Assets shall be effected in a manner consistent with Applicable Requirements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations and Warranties Respecting Seller.
Seller represents, warrants and covenants to Purchaser that as of the Closing Date:
(a)    Seller is a corporation duly formed and validly existing under the laws governing its creation and existence, is in material compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to enable it to perform its obligations hereunder and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it make such qualification necessary, except to the extent any such failure would not be reasonably expected to have a material adverse effect on the validity or enforceability of the HECM Loans or on Seller’s ability to perform its obligations under this Agreement. Seller has all requisite corporate power and corporate authority to own and operate its properties, to carry out its business as presently conducted and to enter into and discharge its obligations under this Agreement, except to the extent any such failure would not be reasonably expected to have a material adverse effect on the validity or enforceability of the HECM Loans or on Seller’s ability to perform its obligations under this Agreement.

(b)    The execution and delivery by Seller of this Agreement and its performance and compliance with the terms hereof and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and will not result in the breach or violate any term or provision of Seller’s articles of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a breach or violation of or acceleration of, any loan or credit agreement, including, without limitation, any repurchase agreement or note purchase agreement, or any other material agreement, indenture, contract or other instrument (including but not limited to any plan of reorganization of any affiliate of Seller) to which Seller or its property is subject or by which Seller or its property is bound or which may be applicable to it or result in the creation or imposition of any adverse claim upon any of the property or assets of Seller under the terms of the foregoing or violate any statute, ordinance or law or any order, rule, writ, injunction, judgment, decree or regulation of any court, governmental or regulatory authority, agency or body or other tribunal having jurisdiction over Seller or any of its properties.
(c)    This Agreement (assuming due authorization, execution and delivery by Purchaser), constitutes a valid, legal and binding obligation of Seller, enforceable against it in accordance with the terms hereof, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).
(d)    Seller is not subject to or in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which would reasonably be expected to materially and adversely affect the validity or enforceability of the HECM Loans or Seller’s ability to perform its obligations hereunder.
(e)    No litigation, proceeding or investigation is pending with respect to or, to Seller’s Actual Knowledge, is threatened against Seller which litigation, proceeding or investigation (i) would reasonably be expected to have consequences that would prohibit its entering into this Agreement, (ii) asserts the invalidity of this Agreement or seeks to prevent the consummation of the transactions contemplated hereby or (iii) would reasonably be expected to materially and adversely affect the validity or enforceability of the Mortgage Assets or Seller’s performance hereunder.
(f)    All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary in connection with the execution and delivery by Seller of this Agreement, have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by this Agreement on the part of Seller and the performance by Seller of its obligations under this Agreement. No licenses or approvals obtained by Seller required in connection with the performance of its material obligations under this Agreement have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation, except, in each case, to the extent that any such suspension or revocation would not be reasonably expected to have a material adverse effect on Purchaser or on the operations or financial condition of Seller.
(g)    Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement. There exists no law or judgment, award, order, writ, or decree of any court that would prohibit Seller from selling the Participation pursuant to this Agreement.
(h)    No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller that would become an obligation of Purchaser on or after the Closing Date.
(i) Seller has not guaranteed any payments to Purchaser under any Participation Interest.
Section 3.02    Representations and Warranties Respecting the Mortgage Assets.
Seller represents, warrants and covenants to Purchaser that, as of the Closing Date or such other date set forth herein, with respect to each HECM Loan with respect to representations (a) through (dd) below and with respect to each REO Asset with respect to representations (ee) through (mm), in each case subject to the limitations set forth in Section 3.03:
(a)    As of the Cut-off Date (or such other date identified therein) with respect to the information pertaining to such HECM Loan set forth in the Mortgage Loan Schedule, and as of the Closing Date (or such other date identified therein) with respect to the information pertaining to such HECM Loan set forth in the Closing Date Statement, is true, correct and complete in all material respects (provided that such materiality qualifier shall not be applicable to the data fields labeled “Current_loan_balance,” “Total Corp Adv,” “max_claim_amt,” and “debenture_int_rate”) and accurately and correctly reflects the terms of the related Mortgage and Mortgage Note and the terms of the documents contained in the Collateral File in all material respects. With respect to each HECM Loan, as of the Closing Date, there are no defective or missing Collateral Documents required to be included in the applicable Collateral File, except as identified on the Document Exception Report.
(b)    Seller is the sole and lawful owner and holder of such HECM Loan and has good and marketable title thereto, free and clear of any encumbrance, security, lien, equity, pledge, claim, charge or participation interest in such HECM Loan in favor of any other Person, and has the full right and authority, subject to no interest or participation in (except as expressly contemplated herein), or agreement with any other Person to sell or otherwise transfer such HECM Loan to such Person, to sell, assign and transfer the Participation Interest related to such HECM Loan to Purchaser pursuant to this Agreement. Upon the conveyance of such Participation Interest related to such HECM Loan by Seller to Purchaser, Purchaser will be the sole and lawful owner and holder of such Participation Interest and will have good and marketable title thereto, free and clear of any encumbrance, security, lien, equity, pledge, claim or participation interest in such HECM Loan in favor of any other Person.
(c)    Each HECM Loan was underwritten in accordance with all FHA Regulations applicable to reverse mortgages and is insured by HUD/FHA. Each FHA Insurance policy pertaining to a HECM Loan is in full force and effect and all prior transfers, if any, of the HECM Loan has been, and the transactions herein contemplated are, in compliance with all applicable FHA Regulations. No HECM Loan is subject to any defect that could diminish or impair the FHA insurance and no circumstances exist with respect to the HECM Loans that could permit the FHA to deny coverage, in whole or in part, under the related FHA insurance. The related FHA policy calls for the assignment of the HECM Loan to HUD as opposed to the co-insurance option. The entire amount of the insurance premium due on or before the Closing Date has been paid to the FHA and no portion is shared by Seller or, if the monthly premium option has been chosen for such HECM Loan, all such premiums due on or before the Closing Date have been duly and timely paid.
(d)    There is no valid offset, defense or counterclaim to any Mortgage Note, nor will the operation of any of the terms of any Mortgage Note and the related Mortgage, or the exercise of any right thereunder, render such Mortgage Note or the related Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Mortgage or Mortgage Note.
(e)    Each Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the related Mortgagor enforceable against such Mortgagor by the mortgagee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally. Each Mortgage Note and Mortgage have been duly and validly executed by such parties.
(f)    Except as set forth on Schedule 3.02(f), to Seller’s Actual Knowledge, no HECM Loan is a mortgage loan with respect to which the related Mortgaged Property is damaged by fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage (A) is not covered in full by a hazard or flood insurance policy (or other similar insurance policy) for such Mortgaged Property as determined by Seller in good faith and (B) could adversely affect (i) the value or marketability of such mortgage loan or Mortgaged Property, (ii) the eligibility of the related HECM Loan for FHA Insurance, or (iii) the full principal recovery of the insurance or guaranty benefits under the applicable federal insurance or the conveyance of the related Mortgaged Property in accordance with the Guides).
(g)    Except with respect to any Curtailment Event (as defined in the Servicing Agreement) related to the HECM Loans identified by a “curtailment_total” flag on the Mortgage Loan Schedule, the servicing and collection practices used by Seller, and, to Seller’s Actual Knowledge, any prior originator or servicer since origination with respect to each Mortgage Note and Mortgage, have complied with all Acceptable Servicing Practices in all material respects.
(h)    There is no proceeding pending, or to Seller’s Actual Knowledge, threatened, for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property.
(i)    Each Mortgage has not been satisfied, cancelled, rescinded or subordinated, in whole or, except as permitted under the applicable Guides, in part, and the related Mortgaged Property has not been released from the lien of the related Mortgage, in whole or in part, nor has any instrument been executed that would result in any such release, cancellation, subordination or rescission.
(j)    The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the enforcement of the lien against the related Mortgaged Property. Upon default by a Mortgagor on a HECM Loan and foreclosure on, or trustee’s sale of, the related Mortgaged Property pursuant to the proper procedures, the holder of the HECM Loan will be able to deliver good and marketable title to such Mortgaged Property. There is no homestead or other exemption available to a Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose on the Mortgage. The Mortgage contains an enforceable provision, to the extent not prohibited by federal, state or other law as of the date of such Mortgage, for the acceleration of the payment of the outstanding principal balance of the HECM Loan upon the occurrence of a maturity event thereunder.
(k)    All improvements subject to a Mortgage that were considered in determining the appraised value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property (and wholly within the related project, with respect to a condominium unit) and no improvements on adjoining properties encroach upon the related Mortgaged Property except those that are insured against by title insurance.
(l)    Each HECM Loan is covered by an ALTA mortgagee title insurance policy or other generally acceptable form of policy or insurance acceptable to the FHA, issued by a title insurer acceptable to the FHA and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring Seller and its successors and assigns, as to the first priority lien of the related Mortgage in the original principal amount of the related HECM Loan, subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the related HECM Loan and (a) referred to or to otherwise considered in the appraisal made for the originator of the related HECM Loan or (b) which do not adversely affect the updated appraised value of the Mortgaged Property set forth in such appraisal, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage. Such lender’s title insurance policy affirmatively insures ingress and egress and insures against encroachment by or upon the related Mortgaged Property or any interest therein. No claims have been made under any such lender’s title insurance policy and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of any such lender’s title insurance policy in any material respect.

(m)    All taxes, governmental assessments and insurance premiums that previously became due and owing with respect to the related Mortgage, Mortgage Note and Mortgaged Property have been paid.
(n)    The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered, extended, deferred or modified in any respect from the date of origination, except in accordance with the Guides and applicable law and as included in the Collateral File, Credit File or Servicing File. The terms of any waiver, alteration or modification are reflected in the Mortgage Loan Schedule and have been approved by the FHA and the title insurer, to the extent required thereby.
(o)    Each Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property securing the related Mortgage Note’s original principal balance, free and clear of all encumbrances and liens having priority over the lien of the Mortgage except for (A) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording that are acceptable to mortgage lending institutions generally in the area in which the Mortgaged Property is located and either (i) are referred to or otherwise considered in the appraisal made for the originator of the related HECM Loan or (ii) do not adversely affect the updated appraised value of the related Mortgaged Property as set forth in such appraisal, and (C) other matters to which like properties are commonly subject that, in each case, do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the related Mortgage.
(p)    No violation of any environmental law, rule or regulation exists or existed with respect to any Mortgaged Property, and Seller has no reasonable grounds to suspect the presence of any toxic materials or other environmental hazards on, in or that could affect any Mortgaged Property (other than those substances commonly used in connection with home maintenance and repair and which have not been misused) nor the presence of any material adverse environmental condition with respect to any Mortgaged Property (including, but not limited to, the condition of the soil, water, ground water, the presence of hazardous substances, asbestos, mold, radon or underground storage tanks), except that has been expressly disclosed to Purchaser in writing prior to the Closing Date. Neither Seller nor, to Seller’s Actual Knowledge, the related Mortgagor has received any notice of any violation or potential violation of any such law, rule or regulation.
(q)    The Advances set forth on the Cut-Off Date Stated Principal and Advance Balance pertaining to each HECM Loan (i) are valid and subsisting amounts owing to Seller, (ii) are documented and supported on a loan level basis, (iii) are carried on the books of Seller at values determined in accordance with generally accepted accounting principles and (iv) are not subject to any set-offs or claims of the Mortgagor arising from acts or omissions of Seller that could be asserted against Purchaser.
(r)    Each HECM Loan (i) provides that any Principal Advance increases the outstanding principal balance of related HECM Loan and is secured by an interest in the same Mortgaged Property as the related HECM Loan, (ii) provides for a principal limit in accordance with the Guides, (iii) contains provisions that do not permit recourse against the Mortgagor, (iv) provides that all payments due under the HECM Loan are due only upon the final maturity date of such HECM Loan, and (v) has a final maturity date based on events in accordance with the Guides.
(s)    Each HECM Loan provides for a servicing fee within the limits prescribed by the Guides.
(t)    No HECM Loan allows for the related Mortgagor to share in any appreciation of the value of the related Mortgaged Property.
(u)    No HECM Loan is (A) subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or (B) in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the penalties provided for in such Executive Order or the OFAC Regulations, is the subject of any sanctions administered by OFAC, or listed as a “blocked person” for purposes of the OFAC Regulations.
(v)    Other than any claim or counterclaim arising out of any foreclosure or collection proceeding relating to such HECM Loan, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to, or to Seller’s Actual Knowledge, threatened, relating to such HECM Loan or the related Mortgaged Property.
(w)    In the event the related Mortgage constitutes a deed of trust, a trustee, duly qualified to serve as such, has been properly designated and currently so serves. No fees or expenses are or will become payable by Seller to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor.
(x)    There are no defaults by Seller or the servicer of the Mortgage Assets or any servicer in complying with the terms of the related Mortgage.
(y)    With respect to each Mortgage Asset, the related Mortgage Property or REO Property is covered by a lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable under HUD HECM Guidelines.  The Seller, its successor and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair, in any material respect, the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller.
(z)    No fraud has taken place on the part of any Person in connection with the origination of any HECM Loan, the determination of the value of any Mortgaged Property related to a HECM

Loan, or the sale or servicing of any HECM Loan where such fraud has affected the enforceability of the FHA Insurance prior to the Closing Date.
(aa)    No HECM Loan is the subject of an indemnification agreement with HUD with respect to any origination or other defect relating to any such HECM Loan.
(bb)    All Principal Advances and Advances made on or prior to the Closing Date have been made in a timely fashion and in accordance with the terms of the Mortgage Note and the provisions of the FHA Regulations. All costs, fees and expenses incurred in the making, closing or recording of the HECM Loan have been paid and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(cc)    The Servicing File, Credit File and Collateral File complies with all Applicable Requirements in all material respects.
(dd)    No HECM Loan is a loan that, under the Home Ownership and Equity Protection Act of 1994 or any other applicable state, federal or local law in effect at the time of origination of such loan, is referred to as a “high cost,” “covered” loan, “high risk home” or “predatory” loan.
(ee)    No violation of any environmental law, rule or regulation exists or existed with respect to any REO Property, and Seller has no reasonable grounds to suspect the presence of any toxic materials or other environmental hazards on, in or that could affect any REO Property (other than those substances commonly used in connection with home maintenance and repair and which have not been misused) nor the presence of any material adverse environmental condition with respect to any REO Property (including, but not limited to, the condition of the soil, water, ground water, the presence of hazardous substances, asbestos, mold, radon or underground storage tanks), except that has been expressly disclosed to Purchaser in writing prior to the Closing Date. Neither Seller nor, to Seller’s Actual Knowledge, the related Mortgagor has received any notice of any violation or potential violation of any such law, rule or regulation.
(ff)    As of the Cut-off Date (or such other date set forth therein) with respect to the information pertaining to each REO Property set forth in the Mortgage Loan Schedule, and as of the Closing Date (or such other date set forth therein) with respect to the information pertaining to each REO Property set forth in the Closing Date Statement, is true, correct and complete in all material respects (provided that such materiality qualifier shall not be applicable to the data fields labeled Current_loan_balance, Total Corp Adv, max_claim_amt, and debenture_int_rate). With respect to each Related Mortgage Loan, as of the Closing Date, there are no defective or missing Collateral Documents required to be included in the applicable Collateral File, except as identified on the Document Exception Report.
(gg)    Seller is the sole and lawful owner of each REO Property, has good and marketable title thereto, free and clear of any lien and has the full right and authority to sell, assign and transfer the Participation Interest related to such REO Property to Purchaser, subject to no interest or participation in (except as expressly contemplated herein), or agreement with any other Person to sell or otherwise transfer such REO Property to such Person. Upon the conveyance of each Participation Interest related to such REO Property by Seller to Purchaser, Purchaser will be the sole and lawful owner and holder of such Participation Interest and will have good and marketable title thereto, free and clear of any encumbrance, security, lien, equity, pledge, claim or participation interest in such REO Property in favor of any other Person.
(hh)    Each Related Mortgage Loan is fully insurable by the FHA, which insurance is in full force and effect and, except to the extent such FHA insurance is no longer valid because the Related Mortgage Loan is subject to an appraisal based claim that has been paid in full by HUD prior to the Closing Date, as of the Closing Date, and all prior transfers, if any, of such Related Mortgage Loan have been, and the transactions herein contemplated are, in compliance with all applicable Guides. No Related Mortgage Loan is subject to any defect that could diminish or impair the FHA insurance and no circumstances exist with respect to the Related Mortgage Loans that could permit the FHA to deny coverage, in whole or in part, under the related FHA insurance. The related FHA insurance policy calls for the assignment of the Related Mortgage Loan to HUD as opposed to the co-insurance option. The entire amount of all insurance premiums due on or before the Closing Date has been duly and timely paid to the FHA and no portion is shared by Seller.
(ii)    To Seller’s Actual Knowledge, no REO Property has suffered damage due to fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage (A) is not covered in full by a hazard or flood insurance (or other similar insurance policy) for such REO Property as determined by Seller in good faith and (B) could adversely affect (i) the value or marketability of such REO Property, (ii) the eligibility of the Related Mortgage Loan for the FHA Insurance, or (iii) the full principal recovery of the insurance or guaranty benefits under the applicable federal insurance or the conveyance of the related REO Property in accordance with the applicable Guides.
(jj)    The servicing and collection practices used by Seller and each subservicer, and any prior originator or servicer since origination with respect to each Related Mortgage Loan have complied in all material respects with applicable state and federal law, the Guides and the documents relating to the Related Mortgage Loan.
(kk)    There is no proceeding pending or, to Seller’s Actual Knowledge, threatened, for the total or partial condemnation of, or eminent domain with respect to, any REO Property.
(ll)    All improvements that were considered in determining the appraised value of the REO Property lie wholly within the boundaries and building restriction lines of such REO Property (and wholly within the related project, with respect to a condominium unit) and no improvements on adjoining properties encroach upon the REO Property except those that are insured against by title insurance.
(mm)    All taxes, governmental assessments, insurance premiums and water, sewer and municipal charges that previously became due and owing with respect to the REO Property have been paid.
With respect to the representations and warranties contained above that are made to Seller’s Actual Knowledge or as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty is inaccurate and the inaccuracy materially and adversely affects the interests of the Purchaser in the related Participation Interest, then notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
Section 3.03    Disclaimer of Representations and Warranties Expressed Herein.
Except as expressly provided in Section 3.01 and in Section 3.02, no representation or warranty, whether express or implied, is being made in this Agreement or otherwise by Seller or its agents or representatives with respect to the Participation Interests or HECM Loans. Purchaser acknowledges and agrees that the acquisition of the Participation Interests is on an “as is, where is” basis “with all faults.” Purchaser acknowledges that Seller is providing the representations and warranties in Section 3.02 solely for purposes of establishing the basis on which claims for repurchase may be brought under this Agreement resulting from or arising out any breach of any such representations and warranties by Seller with respect to particular HECM Loans, irrespective of whether Seller knows or should know of such breach and without disclosure of any knowledge. Purchaser and Seller further acknowledge that some or all of the representations and warranties in Section 3.02 may be untrue with respect to particular HECM Loans and that Purchaser and/or Seller may have knowledge of facts rendering some of such representations and warranties untrue with respect to particular HECM Loans. In no event shall a breach of any of Seller’s representations and warranties under Section 3.02, or Seller’s knowledge or lack of disclosure thereof, be used as evidence of or be deemed to constitute bad faith, misconduct, misrepresentation or fraud by Seller, nor shall Purchaser’s knowledge of any such breach or lack of disclosure by Seller limit in any way Purchaser’s rights to seek repurchase or indemnification remedies under this Agreement.
Section 3.04    Remedies for Breach of Representations and Warranties.
(a)    Survival Period. Except with respect to a breach of Section 3.02(g) for which the claim is based on Curtailment Losses (which are addressed in the Servicing Agreement), the representations and warranties set forth in Section 3.01 and Section 3.02 shall survive the sale of the HECM Loans to Purchaser for a period of eighteen (18) months following the Closing Date (the “Survival Period”). All such representations and warranties shall inure to the benefit of Purchaser during the Survival Period.
(b)    Notice of Breach; Cure.
(i)    In the event that Purchaser discovers that a breach of any of the representations and warranties set forth in Section 3.01 or Section 3.02 has occurred and such breach materially and adversely affects the value of any Participation Interest related to a HECM Loan or the interest of Purchaser therein (a “Seller Breach”), Purchaser shall provide prompt written notice to Seller accompanied by (i) the identity of the affected HECM Loan with respect to which the Seller Breach is alleged to have occurred and (ii) sufficient documentation to enable Seller to determine the validity of Purchaser’s request of it to repurchase the applicable Participation Interest, including reasonably detailed information of the material adverse effect on the value of the applicable Participation Interest. For the avoidance of doubt, any breach of the representations and warranties in the first sentence of Section 3.02(bb) will not be deemed to materially and adversely affect the value of the related Participation Interest if, and only if, Seller made such Advances in accordance with accepted servicing practices applicable to home equity conversion loans.
(ii)    Within ninety (90) days from receipt of written notice to Seller of a Seller Breach (the “Cure Period”), Seller shall use its commercially reasonable efforts to cure such breach in all material respects; provided, however that if Seller is diligently pursuing cure efforts with respect to any such breach upon expiration of such ninety (90) day period, but Seller is unable to cure such breach solely due to a delay caused by any recorder’s office with respect to trailing loan documents, the Cure Period shall be extended for an additional thirty (30) days to allow Seller to continue to cure such breach in all material respects. If any such Seller Breach cannot be cured by the expiration of the applicable Cure Period, Seller shall repurchase the related Participation Interest, at the Repurchase Price; provided, however that in no event shall Seller have any obligation pursuant to this Section 3.04 to repurchase any Participation Interest sold to Purchaser in respect of any breaches of representations or warranties set forth in Section 3.01 and Section 3.02 if (A) Seller does not receive written notice of the related Seller Breach during the Survival Period, (B) the Seller Breach arises out of or results solely from any act or omission of Purchaser (other than any act or omission of Servicer) from and after the Closing Date or (C) the claim relates solely to Curtailment Events (which are addressed in the Servicing Agreement).
(c)    Causes of Action. Any cause of action against Seller relating to or arising out of the breach of any representations and warranties made in Section 3.01 shall accrue as to the Participation Interest related to any HECM Loan upon the earlier of (i) discovery of such breach by Purchaser and Seller’s receipt of notice thereof as required under Section 3.04(b) above, (ii) failure by Seller to cure such breach or repurchase such Participation Interest as specified above, and (iii) demand upon Seller by Purchaser for compliance with the relevant provisions of this Agreement.
(d)    Repurchase Mechanics. Any repurchase of a Participation Interest pursuant to Section 3.04(b) shall be accomplished by wire transfer in the amount of the Repurchase Price of immediately available funds on the repurchase date to an account designated by Purchaser. Upon a repurchase of a Participation Interest pursuant to Section 3.04(b), (i) the Mortgage Loan Schedule shall be amended to reflect the withdrawal of the applicable Participation Interest from this Agreement, (ii) Purchaser shall promptly notify the Custodian that it has no interest in the Collateral File pertaining to the applicable HECM Loan as of the effective date of repurchase, (iii) Purchaser shall execute and deliver such instruments of transfer or conveyance as shall be prepared by, and delivered to it by, Seller and necessary to vest in Seller good and marketable title to such repurchased Participation Interest as of the applicable repurchase date, and (iv) the Participation Interest with respect to such HECM Loan shall be terminated.
(e)    Sole Remedies. Purchaser acknowledges and agrees that the obligations of Seller set forth in Sections 3.04(b) and 3.06(b)(i) to cure defects, repurchase a Participation Interest or otherwise indemnify Purchaser, as applicable, constitute the sole and exclusive remedies of Purchaser with respect to any breach of any representation or warranty of Seller set forth in Section

3.02, provided however, that the foregoing shall not diminish or impair the remedies pertaining to Document Defects and Curtailment Losses set forth in Sections 2.04(b) and the Servicing Agreement, respectively.
(f)    Conditions to Repurchase. Notwithstanding any other provision of this Agreement, Seller shall not be required to repurchase any Participation Interest in the event that, at the time of repurchase, Purchaser is not the sole owner of the Participation Interest or Purchaser does not have the full right and authority to sell or assign the same to Seller free and clear of all encumbrances created by Purchaser.
(g)    [Reserved].
(h)    [Reserved].
(i)    Redemption Rights. If, at any time after the Closing Date, the actual unpaid stated principal and advance balance of the Mortgage Assets is less than or equal to the Redemption Value, Purchaser may, at its option and in its sole discretion, redeem the Participation Interest at a price equal to the sum of (i) the portion of the Note Principal Balance that has not been paid by Purchaser to Note Purchaser in accordance with the Note Purchase Agreement through the date of redemption, if any, minus (ii) any outstanding servicing fees and unreimbursed Advances and Principal Advances due to Seller in accordance with the Servicing Agreement with respect to the applicable HECM Loan as of the date of redemption. Any redemption of such Participation Interest pursuant to this Section 3.04(i) shall be accomplished by wire transfer in the amount of the redemption payment described in the immediately preceding sentence of immediately available funds on the redemption date to an account designated by Purchaser. Upon a redemption of a Participation Interest pursuant to Section 3.04(i), (w) the Mortgage Loan Schedule shall be amended to reflect the withdrawal of the applicable Participation Interest from this Agreement, (x) Seller shall promptly notify the Custodian that Seller has no interest in the Collateral File pertaining to the applicable HECM Loan as of the effective date of redemption, (y) Purchaser shall execute and deliver such instruments of transfer or conveyance as shall be prepared by, and delivered to it by Purchaser and necessary to vest in Seller good and marketable title to such redeemed Participation Interest as of the applicable redemption date, and (z) the Participation Interest with respect to such HECM Loan shall be terminated.
Section 3.05    Representations, Warranties and Covenants Respecting Purchaser.
Purchaser represents, warrants and covenants to Seller that, as of the Closing Date:
(a)    Organization and Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each of the states where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Purchaser and to acquire and hold the Participation.

(b)    Due Authority. Purchaser has the full corporate power and authority to (i) perform, and to enter into and consummate, all transactions contemplated by this Agreement and (ii) purchase and hold each Participation Interest; the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized.
(c)    No Conflict. Neither the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of its governing documents or result in a material breach of any legal restriction by which Purchaser is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Purchaser is subject.
(d)    No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the Closing Date. Purchaser is an eligible purchaser and transferee of participation interests in home equity conversion loans pursuant to FHA Regulations Section 206.101(f)(3) (24 C.F.R. §206.101(f)(3)).
(e)    [Reserved]
(f)    Non-performing HECM Loans. Purchaser acknowledges that all or substantially all of the HECM Loans are or have been non-performing on their original and/or modified terms.
(g)    No Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser that would become an obligation of Seller on or after the Closing Date.
(h)    Ability to Perform. Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement. There exists no law or judgment, award, order, writ, or decree of any court that would prohibit Purchaser from acquiring or holding the Participation pursuant to this Agreement.
(i)    [Reserved].
(j)    [Reserved].
(k)    No Reliance. In entering into this Agreement, Purchaser has not relied upon any oral information from Seller or any of its employees, agents, attorneys or representatives, other than the limited representations and warranties of Seller contained herein. Purchaser acknowledges that no employee, agent, attorney or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any statements, representations or warranties other than those specifically contained in this Agreement.

(l)    Use of Seller’s Name. Purchaser covenants and agrees that it shall not (i) misrepresent, mislead, deceive, or otherwise fail to adequately disclose to any particular Mortgagor or guarantor the identity of Seller as the owner of the HECM Loan or (ii) use Seller’s name or hold itself out as an agent or representative of Seller. Seller shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.
(m)    Mortgagor Contact. Purchaser shall not initiate contact with any Mortgagor related to any HECM Loan.
Section 3.06    Indemnification.
(a)    Purchaser shall indemnify and defend Seller and hold Seller harmless against any Losses resulting from any claim, demand, defense or assertion arising out of or resulting from a breach of Purchaser’s representations, warranties and covenants contained in Section 3.05.
(b)    Subject to the limitations set forth in Section 3.06(c), Seller shall indemnify and defend Purchaser and hold Purchaser harmless against any Losses resulting from any claim, demand, defense or assertion arising out of or resulting from (i) any claims arising out of or resulting from breach by Seller of its representations and warranties set forth in Sections 3.01 and 3.02 and (ii) a breach of Seller’s covenants set forth in this Agreement.
(c)    Limitations of Liability.
(i)    Purchaser shall be prohibited from bringing any loan-level claims for any Losses (other than claims for Losses arising out of or related to any breach, or alleged breach, of the representations and warranties set forth in Sections 3.02(a)-(e), (i), (j), (n), (o), (q), (u), (v), (w), (z), (aa), (ff), (gg), (hh), (jj), (kk) and (mm)) with respect to which Purchaser reasonably expects will be subsequently reimbursed by FHA Insurance claims proceeds pursuant to Section 3.06(b)(i) with respect to a Mortgage Asset until such time as Servicer receives the supplemental FHA Insurance claims proceeds related to such Mortgage Asset.
(ii)    With respect to any loan-level claims for any Losses asserted by Purchaser pursuant to Section 3.06(b)(i) pertaining to a Mortgage Asset, in no event shall Seller have liability to Purchaser in excess of an amount equal to 90% of the sum of the related Closing Date Stated Principal Balance and Closing Date Stated Advance Balance (other than with respect to any Third Party Claims which may result in a Loss to Purchaser in excess of such capped amount, for which Purchaser may seek indemnification for the amounts of such Losses).
(d)    Seller and Purchaser shall immediately notify the other if a claim is made upon such party by a third party with respect to this Agreement (a “Third Party Claim”). In the event of any such Third Party Claim made in respect of which Purchaser or Seller may have contractual damage claims against the other or be entitled to indemnification from the other, the party against whom such damages may be sought or who owes such indemnification obligation shall have the right, if it chooses, to control, assume the defense of, negotiate or settle any such claim and pay all expenses in connection therewith, including reasonable attorneys’ fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other party in respect of such claim; provided, that the party provided such a defense for a Third Party Claim may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding.
(e)    The party that has control over any proceeding relating to a Third Party Claim shall not settle such proceeding without the consent of any other interested party hereto, which consent shall not be unreasonably withheld, conditioned or delayed, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which the other interested party has received a written commitment for repayment of such monetary damages from the party that has control of the Third Party Claim and (ii) a full and unconditional release of the other interested party for all liability in respect of such claim or litigation; provided, further, that if a settlement is not consented to by such other interested party, that party shall be liable in the event and to the extent that a subsequent settlement or other resolution causes the party with the control of the proceeding to incur a greater liability than that provided for in the proposed settlement that did not receive the consent required hereunder.
Section 3.07    Paying Agent Account.
Seller shall make all indemnity, repurchase and redemption payments due to Purchaser pursuant to Sections 3.04 and 3.06 into the Client Collection Account (as defined in the Servicing Agreement) for distribution in accordance with the Paying Agent Agreement (as defined in the Servicing Agreement).
Section 3.08    HMDA Reporting.
To the extent required by Applicable Law, within thirty (30) days of the Closing Date, for each HECM Loan, Seller shall provide Purchaser with such data reasonably requested by Purchaser and required to allow Purchaser to accurately and timely record, perform quality control and report such data in compliance with the federal Home Mortgage Disclosure Act of 1975, 12 USC § 2801 et. seq. (HMDA), as implemented by Regulation C, 12 C.F.R. Part 1003 (Regulation C) and further interpreted by the Consumer Financial Protection Bureau’s guidance, as may be amended.
ARTICLE IV
MISCELLANEOUS
Section 4.01    Notices.
All demands, notices and communications required to be provided hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means (including electronic mail), when received by the other party at the address as set forth on Schedule 4.01 or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).
Section 4.02    Sale Treatment.
Except for U.S. federal income tax purposes, it is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Participation by Seller and not a pledge of the Participation by Seller to Purchaser to secure a debt or other obligation of Seller. Further, the transactions contemplated by this Agreement are not intended in any way to constitute the sale of a “security” or “securities” within the meaning of any applicable securities laws, and none of the representations, warranties or agreements of Seller or Purchaser shall create any inference that the transactions involve any “security” or “securities.” Consequently, the sale of the Participation shall be reflected as a sale on Seller’s and a purchase on Purchaser’s business records and financial statements, except for the Seller’s and Purchaser’s applicable tax returns.
If, notwithstanding the intended sale treatment referred to above, any transfer characterized a court of competent jurisdiction as a transfer as security for a loan rather than a sale, or any transfer shall or any reason be ineffective to transfer to the transferee all of the transferor’s right, tile and interest in any collections on the Mortgage Assets and the proceeds thereof, then the Seller shall be deemed to have granted to the Purchaser, and the Seller hereby grants to Purchaser, a security interest in and lien on all of Seller’s right title and interest in and to the Mortgage Assets and the proceeds thereof, whether no existing or hereafter acquired, in order to secure such loan and all other obligations under this Agreement.
Section 4.03    Exhibits.
The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
Section 4.04    General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)    references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(d)    reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(e)    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(f)    the term “include” or “including” shall mean without limitation by reason of enumeration; and
(g)    reference to this Agreement or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.
Section 4.05    Reproduction of Documents.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 4.06    Further Assurances.
The parties shall execute and deliver to each other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement. Seller and Purchaser acknowledge that Purchaser intends to enter into the Note Purchase Agreement with Note Purchaser, and that the Participation will constitute part of the Note Purchaser’s collateral for the loan to Purchaser thereunder. Seller and Purchaser shall cooperate with Note Purchaser by executing and delivering such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of the Note Purchase Agreement, including documents, instruments and agreements relating to the perfection and priority of Note Purchaser’s security interests in the Participation and the collateral for the loan. Purchaser and Seller shall not take any action that would contradict the loan evidenced by the Note Purchase Agreement, and shall maintain tax, accounting, bookkeeping and recordkeeping records consistent with the foregoing.
Section 4.07    Waiver; Amendment.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
Section 4.08    Governing Law; Forum.
(a)    THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN).
(b)    EACH OF PURCHASER AND SELLER IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (C) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (D) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.
Section 4.09    Waiver of Jury Trial.
THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER DOCUMENTS OR INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF THE PARTIES HERETO.

Section 4.10    Severability Clause.
Any part, provision, representation or warranty of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof.
Section 4.11    Successors; No Third Party Beneficiaries.
(a)    This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective permitted successors and assigns of Seller and Purchaser. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than Seller and Purchaser and the respective permitted successors and assigns of Seller and Purchaser, except as otherwise explicitly required by law or as set forth in Section 4.11(b) below. Any purported transfer of an interest in this Agreement (or any interest therein) not in accordance with this Section 4.11 shall be null and void ab initio and shall not be given effect for any purpose hereunder and will not operate to transfer any rights to such Person. Seller and Purchaser shall not sell, transfer or assign the Mortgage Assets for so long as this Agreement is in effect, except as expressly permitted hereunder. Any purported transfer of the Mortgage Assets (or any interest therein) not in accordance with this Section 4.11 shall be null and void ab initio and shall not be given effect for any purpose hereunder and will not operate to transfer any rights to such Person.
(b)    Notwithstanding the foregoing, the parties acknowledge and agree that the Note Purchaser is an express third-party beneficiary of this Agreement and shall have the right to enforce Purchaser’s rights and remedies under this Agreement until such time as the Note Principal Balance is paid in full in accordance with the Note Purchase Agreement, and thereafter, solely with respect to indemnification claims that may be brought by Purchaser pursuant to Section 3.06 with respect to Third Party Claims asserted against Note Purchaser.
(c)    The rights of the Note Purchaser under this Agreement (including as to any power of attorney, authorization or agency granted herein) and any security interests granted hereby shall terminate when all the obligations of Client to Note Purchaser under the Note Purchase Agreement (the “Obligations”) have been paid in full (other than inchoate claims in respect of indemnities for which no claim has been made or is known to Client at the time all other Obligations have been paid in full) and no Obligations remain outstanding (unless such Obligations have been cash collateralized).
Section 4.12    Confidentiality.
(a)    Seller and Purchaser acknowledge and agree that the terms of this Agreement and any information whether oral, written or otherwise provided by one party to the other pursuant to this Agreement or the transactions contemplated herein, including the existence and terms hereof shall be kept confidential, shall not be divulged to any Person other than those that have a need to know such information in order to complete the transaction contemplated herein without the other parties’ consent, and shall be maintained according to applicable privacy laws except to the extent that (i) it is necessary to disclose to its affiliates and its and their legal counsel, accountants, auditors or advisors (collectively, “Representatives”), (ii) it is necessary to do so in working with tax authorities or other governmental agencies or regulatory, self-regulatory or supervisory bodies having appropriate jurisdiction or in order to comply with any applicable federal or state laws or regulations, or (iii) such information is in the public domain other than due to a breach of this Section 4.12. Each party shall be responsible for a breach of this Section 4.12 by its Representatives.
(b)    Each party shall hold and use all Confidential Information, as hereinafter defined, in compliance with Subtitle A of Title V of the Gramm-Leach-Bliley Act (codified at 15 U.S.C. § 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. (the “FCRA”) and all other applicable law. “Confidential Information” shall mean any data or information that is proprietary to the disclosing party and not generally known to the public, whether in tangible or intangible form, including the following information: inventions, trade secrets, know-how, software, databases, customer lists, all personal information about the Mortgagors that is supplied to Seller or Purchaser by or on behalf of the Mortgagors, and other customer or consumer specific data deemed to be “nonpublic personal information” under the GLB Act or the FCRA. Each party shall take all reasonable measures to ensure that the Confidential Information is not disclosed, published, released, transferred, duplicated or otherwise made available to others in contravention of the provisions of this Agreement or of the GLB Act, the regulations promulgated thereunder, the FCRA or other applicable law. If the GLB Act, the regulations promulgated thereunder, the FCRA or other applicable law now or hereafter in effect impose a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Agreement.
(c)    Each party agrees that there is a likelihood that a disclosing party will suffer irreparable harm if the other party fails to comply with the obligations set forth in this Section 4.12 and that monetary damages may be inadequate to compensate the disclosing party for such breach. Accordingly, each party agrees that a disclosing party will, in addition to any other remedies available to it at law or in equity, be entitled to seek injunctive relief to enforce the provisions of this Section 4.12. The terms and provisions of this Section 4.12 shall survive the termination of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, each party may disclose another party’s Confidential Information in connection with a judicial or administrative proceeding when required to do so by applicable law, when required by applicable law or regulation (including applicable securities laws and regulations) or at the request of a regulatory authority in connection with an examination of such party or its affiliates by a regulatory authority. If any court, governmental agency, or regulatory body demands that a party disclose any information contained in the Confidential Information to the public or to a third party other than the court, governmental agency or regulatory body, the recipient of such demand may, in the absence of a protective order, disclose such information to the extent that it is advised in writing that it must do so by its legal counsel; provided that the recipient of such demand shall, unless restrained by applicable law or court order, provide written notice of such demand to the party that disclosed the Confidential Information and copies of all notice papers, orders, requests or other documents in order to allow such disclosing party to seek an appropriate protective order. The recipient of a demand described in the preceding sentence shall cooperate fully with a disclosing party seeking a protective order, at the cost and expense of the party seeking a protective order, should a disclosing party seek such an order.
Section 4.13    Entire Agreement.
This Agreement and any confidentiality agreements entered into by any of the parties in connection with the Participation or HECM Loans, and the transactions contemplated under this Agreement that explicitly survive the consummation of the transactions contemplated hereunder constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous oral or written communications regarding same. The parties hereto understand and agree that no employee, agent or other representative of a party has any authority to bind such party with respect to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by all parties.
Section 4.14    Execution in Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Purchaser. Counterparts may be delivered electronically. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.
REVERSE MORTGAGE SOLUTIONS, INC.,
Seller

By: /s/ Jeff Baker
Name: Jeff Baker
Title: President

S-1

RMS 2018-09, LLC,
Purchaser
By: /s/ Jeff Baker
Name: Jeff Baker
Title: President

S-2

SCHEDULE I
CUT-OFF DATE STATED PRINCIPAL AND ADVANCE BALANCE

[Exchanged via email sent by Seller to Note Purchaser on September 27, 2018]

Sch. I-1

SCHEDULE II

FUNDING SCHEDULE

RMS Credigy Participation 9/28/2018
Settlement Date 10/1/2018
8/31/18 Tape
UPB             250,338,873.69
Corporate Advances     4,955,539.39
    Total             255,294,413.08
Participation Purchase 90% 229,764,971.77
Wire Amounts
Credit Suisse (1) 157,945,579.23
Barclays (2) 22,046,487.81
RMS (3) 49,772,904.73
Total 229,764,971.77
Advance Funding Account (4) 600,000.00

Wire Instructions
Credit Suisse (1)
Bank: Citibank
ABA 021000089
Account #: 31018027
Account Name: CS Buyer/Reverse Mortgage Inbound

Barclays (2)
FED Box: HBQ
Bank: Bank of New York Mellon
ABA: 021000018
Account #: GLA 111569 BHQ
Account name: BBPLC LNBR Firm Cash W/H Gest USD
Reference: RMS Repurchase/Whole Loan Operations
Roger Billotto (212 320 7303)

RMS (3)
Bank: Wells Fargo
ABA: 121000248
Account #: 1854950415
Account Name: RMS Loan Settlement
Reference: RMS Loan Sale

RMS (4)
Bank: Wells Fargo
ABA: 121000248
Account #: 4622960250
Account Name: RMS 2018-09 Advance Reserve
Reference: Participation Advances

EXHIBIT A-1
MORTGAGE LOAN SCHEDULE
[To be delivered electronically on the Closing Date]

Ex. A-1-1

EXHIBIT A-2
REO ASSETS SCHEDULE
[To be delivered electronically on the Closing Date]

Ex. A-2-1

EXHIBIT B
COLLATERAL DOCUMENTS
Unless otherwise agreed to by Seller and Purchaser, with respect to each HECM Loan, the Collateral Documents shall include each of the following items:

1.
Mortgage Note: The original Mortgage Note, endorsed “Pay to the order of ____________________, without recourse” and signed by an authorized officer (or a copy of the Mortgage Note along with either an applicable lost note affidavit or the related attorney bailee letter). Any such Mortgage Note must contain all necessary intervening endorsements showing a complete chain of endorsement from the originator (each such endorsement being sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note);

2.	Mortgage: The original Mortgage or a copy of such Mortgage with evidence of recording thereon;

3.	Intervening Assignments: The originals or copies of all intervening assignments of Mortgage, if any, showing a complete chain of assignment from the originator to Seller;

4.	Security Agreements: The original of any security agreement, chattel mortgage or equivalent document executed in connection with the HECM Loan (if any), with evidence of recording thereon;

5.
Power of Attorney: If the related Mortgage Note or Mortgage was executed pursuant to a power of attorney or other instrument that authorized or empowered such Person to sign, the original or copy of such power of attorney;

6.
Title Insurance Policy: The original or copy (which may be in electronic form) of the mortgagee title insurance policy (and, with respect to REO Property, the mortgage title insurance policy for the Related Mortgage Loan);

7.	The Home Equity Conversion Loan Agreement, with all exhibits and riders thereto;

8.	A copy of the trust agreement (if any) and amendments thereto (if applicable); and

9.	A bailee letter (if any).

Ex. B-1

EXHIBIT C-1
REQUIRED FIELDS FOR MORTGAGE LOAN SCHEDULE FOR HECM LOANS

loan_skey
fha_case_no
loan_sub_status
closing_signed_date
current_loan_balance (defined as “Stated Principal Balance” in the Agreement)
Total Corp Adv (defined as “Stated Advance Balance” in the Agreement)
loan_balance_dp
max_claim_amt
index_type
Margin
current_int_rate
prop_address1
prop_address2
prop_city
prop_state_code
prop_zip_code debenture_int_rate curtailment_total

EXHIBIT C-2
REQUIRED FIELDS FOR MORTGAGE LOAN SCHEDULE FOR REO ASSETS

loan_skey
fha_case_no
loan_sub_status
closing_signed_date
current_loan_balance (defined as “Stated Principal Balance” in the Agreement)
Total Corp Adv (defined as “Stated Advance Balance” in the Agreement)
loan_balance_dp
max_claim_amt
index_type
Margin
current_int_rate
prop_address1
prop_address2
prop_city
prop_state_code
prop_zip_code debenture_int_rate

EXHIBIT D

FORM OF PARTICIPATION CERTIFICATE

From:	Reverse Mortgage Solutions, Inc.	(“Seller”)
To:	RMS 2018-09, LLC	(“Purchaser”)

In accordance with the Participation Interest Sale and Contribution Agreement dated as of October 1, 2018 (the “Agreement”) by and between Seller and Purchaser, Seller has delivered to Purchaser an undivided 100% participation in the HECM Loans, REO Properties and related Advances identified on Annex I attached hereto:

Number of Mortgage Assets                     [_________]

Cut-Off Date Stated Principal Balance            $

Cut-Off Date Stated Advance Balance            $

Participation Percentage                    100%

Terms used herein with initial capital letters and not defined herein have the meanings given them in the Agreement. The rights and obligations of the parties to this Participation Certificate are governed by the Agreement, which is incorporated herein by reference.

SELLER:	PURCHASER:
Reverse Mortgage Solutions, Inc.	RMS 2018-09, LLC

By:_______________________ Name:______________________ Title: ______________________	By:_______________________ Name:______________________ Title: ______________________

Annex I to Exhibit D

[Schedule of Mortgage Assets and related Advanced to be provided on Closing Date]

Schedule 3.02(f)

No Damage

Schedule 4.01

Notices
(a)    If to Purchaser:
RMS 2018-09, LLC
c/o Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: President
Email: Jeff.baker@rmsnav.com

With a copy to:
RMS 2018-09, LLC
c/o Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: General Counsel
Email: Alan.clark@rmsnav.com
(b)    If to Note Purchaser:
National Founders LP
824 North Market Street, Suite 220
Wilmington, DE 19801
Attn: General Counsel
Email: general.counsel@credigy.net
Phone: 678-728-7310

With a copy to:
c/o Credigy Solutions Inc.
3715 Davinci Court, Suite 200
Norcross, GA 30092
Attn: General Counsel
Email: general.counsel@credigy.net
Phone: 678-728-7310
(c)    If to Seller:
Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: President
Email: Jeff.baker@rmsnav.com

With a copy to:
Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: General Counsel
Email: Alan.clark@rmsnav.com